EXHIBIT 10.9

FORM OF RESTRICTED STOCK BONUS AGREEMENT

This Agreement is entered into as of                     , 200    , between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and                          (“Recipient”).

The Company has awarded a restricted stock bonus to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”) and Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Award of Restricted Stock Bonus. Subject to the terms and conditions of this Agreement, the Company hereby grants to Recipient              shares of Common Stock of the Company (the “Restricted Shares”). The Restricted Shares are subject to forfeiture to the Company as set forth in Section 3.

2. Shares Purchased on Open Market; Stock Certificate.

2.1 As soon as practicable after execution of this Agreement by the Company and Recipient, the Company shall pay to a securities broker or other third party an amount equal to the market price of the Restricted Shares, with instructions to purchase the Restricted Shares on the open market in Recipient’s name and to deliver the certificates in Recipient’s name representing the Restricted Shares to the Company to hold pursuant to Section 2.2.

2.2 To secure the rights of the Company under Sections 3 and 5, the Company will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of Restricted Shares covered by this Agreement, the Company shall have the right to cancel such Restricted Shares in accordance with this Agreement without any further action by Recipient. After Restricted Shares have vested and all required withholding has been paid to the Company in connection with such vesting, the Company shall deliver a certificate for the vested Restricted Shares to Recipient (unless Recipient shall have made a deferral election as provided for in Section 5.3).

3. Vesting; Forfeiture Restriction.

3.1 All of the Restricted Shares shall initially be unvested. The Restricted Shares shall vest in accordance with the following schedule:

[VESTING SCHEDULE]

In addition, all Restricted Shares shall immediately vest if (a) Recipient’s employment by the Company is terminated because of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”)), or (b) a Change in Control (as defined below) shall occur.

3.2 If Recipient ceases to be employed by the Company for any reason or for no reason, with or without cause, other than death or physical disability (within the meaning of Section 22(e)(3) of the Code) or upon the occurrence of a Change in Control, any unvested Restricted Shares shall be forfeited to the Company.

3.3 For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a) The consummation of:

(1) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(c) Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

4. Restriction on Transfer. Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 4 shall be null and void.

5. Tax Withholding; Deferral Election.

5.1 Except as otherwise provided in Section 5.2 or 5.3, Recipient acknowledges that, on the date (the “Vesting Date”) any portion of the Restricted Shares vests,

the Value (as defined below) on that date of such vested Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. To satisfy the required withholding amount, Recipient shall surrender to the Company the number of vested Restricted Shares having a Value equal to the required withholding amount, and the Company shall have the right to cancel such number of vested Restricted Shares without any further action by Recipient before delivering the balance of the vested Restricted Shares to Recipient in accordance with Section 2.2. For purposes of this Section 5, the “Value” of a Restricted Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Vesting Date. Notwithstanding the foregoing, Recipient may elect not to have Restricted Shares withheld to cover taxes by giving notice to the Company in writing prior to the Vesting Date, in which case no certificates for vested Restricted Shares shall be delivered to Recipient until Recipient shall have paid to the Company in cash any required tax withholding.

5.2 If Recipient timely files an election under Section 83(b) of the Code with respect to the Restricted Shares, Recipient acknowledges that the Value of the Restricted Shares as of the date of this Agreement will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. Promptly following Recipient’s filing of a timely election under Section 83(b) of the Code, the Company will notify Recipient of the required withholding amount. Within 10 days of such notice, Recipient shall pay to the Company the required withholding amount in cash or, at the election of Recipient, by surrendering to the Company for cancellation other fully vested shares of Common Stock of the Company valued at the closing market price for Company Common Stock on the last trading day preceding the date of Recipient’s election to surrender such shares.

5.3 Recipient may elect to defer receipt of Restricted Shares pursuant to the terms of the Company’s Deferred Compensation Plan for Directors and Executives (the “DCP”), in which case the deferral shall be credited only to Recipient’s Company Stock Account under the DCP. If Recipient makes a valid election to defer receipt of Restricted Shares pursuant to the DCP, promptly after the deferral election becomes irrevocable the Company shall cause the Common Stock subject to such irrevocable deferral to be transferred to the trustee of the Northwest Natural Gas Company Supplemental Trust. The Common Stock so transferred (and the related credit to Recipient’s stock account under the DCP) shall nevertheless remain subject to forfeiture under Section 3.2 until vested as provided in Section 3.1. In the case of a valid deferral under the DCP, withholding of taxes shall be governed by the terms of the DCP.

6. Rights as Shareholder; Dividends. Upon the execution and delivery of this Agreement and the purchase of the Restricted Shares in the market as provided in Section 2.1, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, Recipient shall be the owner of the Restricted Shares with all rights of a shareholder, including the right to vote the Restricted Shares and to receive dividends payable with respect to the Restricted Shares; provided, however, that Recipient shall not be treated as the owner of any shares that have been transferred to and are held by the trustee of the Northwest Natural Gas Company Supplemental Trust pursuant to Section 5.3. Until the Restricted Shares become vested, the Restricted Shares will not be treated as issued shares for tax purposes and dividends paid to Recipient with respect to unvested Restricted Shares will be treated for federal and state income and FICA tax purposes as ordinary compensation income subject to applicable withholding.

7. Additional Shares of Company Common Stock. If, prior to vesting of Restricted Shares, the outstanding Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of Common Stock which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

8. Restrictive Legends. Stock certificates for shares granted under this Agreement may bear the following legends:

The shares represented by this certificate are subject to a Restricted Stock Bonus Agreement between the registered owner and Northwest Natural Gas Company which restricts the transferability of the shares. A copy of the agreement is on file with the Secretary of Northwest Natural Gas Company.

9. No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

10. Miscellaneous.

10.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

10.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3 Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

10.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5 Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHWEST NATURAL GAS COMPANY

By
Title

RECIPIENT

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